Exhibit 10.1

February 28, 2011

Daniel M. Quinn
Guaranty Bancorp

1331 Seventeenth Street
Denver, Colorado  80202

Dear Mr. Quinn:

The purpose of this letter is to confirm the following arrangements that you and we have discussed in connection with the recent announcement of your intention to resign as of the date of the 2011 Annual Meeting of Stockholders of Guaranty Bancorp (the “Company”), which is expected to occur on May 3, 2011 (the “Annual Meeting Date”), and the Company’s intention to search for your replacement.

Your services and contribution to the Company are highly valued.  As a result, we have decided to offer you a transition retention arrangement because we believe you are a critical part of the management transition.  This letter sets forth the terms upon which the Company shall make such retention arrangement with you.

1.     Executive Cash Incentive Plan Bonus Payment

Pursuant to the Company’s Executive Cash Incentive Plan and as an inducement for you to remain in your position of Chairman, Chief Executive Officer and President of the Company and Guaranty Bank and Trust Company (the “Bank”) through the Annual Meeting Date upon execution of this letter, the Company shall pay you a bonus in a lump sum amount, in cash, equal to two hundred and two thousand and five hundred dollars ($202,500.00), less applicable withholdings, on the first regularly scheduled payroll date following the date of this letter (the “Bonus”), subject to the elapse of the revocation period set forth in Section 4 below.

However, you agree to repay 100% of the Bonus, less any unrecoverable taxes or other withholdings imposed on the Bonus, (1) within thirty (30) days following the termination date of your employment with the Company (the “Date of Termination”) if you choose to terminate your employment prior to the Annual Meeting Date or (2) if any necessary regulatory non-objections or approvals are not obtained pursuant to Section 5 below.  The Company agrees to initiate the process to obtain any necessary regulatory non-objections or approvals no later than seven days following signature by you of this Agreement.

2.     Stock Awards

As a further inducement for you to remain in your position of Chairman, Chief Executive Officer and President of the Company and the Bank through the Annual Meeting Date, the Company will accelerate the vesting of the 95,339 shares of restricted stock awards granted to you on August 6, 2010, whereby all 95,339 shares shall vest as of the Annual Meeting Date.

3.     Non-Solicitation

By executing this letter, you agree that, during your employment with the Company and for a nine month period following the Date of Termination, you will not, in any manner, directly or indirectly (without the prior written consent of the Company):  (i) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company, (ii) interfere with or damage any relationship between the Company and a Client or (iii)Solicit anyone who is then an employee of the Company (or who was an employee of the Company within the prior 12 months) to resign from the Company or to apply for or accept employment with any Competitive Enterprise with whom you are affiliated. For purposes of this letter: (i) “Competitive Enterprise” means any business enterprise that either (A) engages in any activity closely associated with commercial banking or the operation of an institution, the deposits of which are insured by the Federal Deposit Insurance Corporation, in a Restricted Territory (as defined below), or (B) holds a 25% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity; (ii) “Client” means any client or customer or prospective client or customer of the Company (A) existing as of the date hereof or (B) to whom the Company (including the Bank) provided services, or for whom the Company (including the Bank) transacted business within the last twelve months; and (iii) “Solicit” means any direct or indirect communication of any kind that in any way invites, advises, encourages or requests any person to take or refrain from taking any action. Nothing in this Section 3, however, shall prohibit you or any person or entity in which you have an interest from placing advertisements in periodicals of general circulation soliciting applications for employment, or from employing any person who answers any such advertisement. You will not be deemed to violate this Section 3 solely by virtue of your interest in an entity whose stock is publicly traded if you are the owner of not more than 2% of the outstanding shares of any class of stock of such corporation, provided you have no active participation in the business of such corporation (other than voting your stock) and you do not provide services to such corporation in any capacity (whether as an employee, an independent contractor or consultant, a board member, or otherwise).

The terms and provisions of this Section 3 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this letter shall thereby be affected.  You and the Company acknowledge that the potential restrictions on your future employment imposed by this Section 3 are reasonable in duration and in all other respects.  If for any reason any court of competent jurisdiction shall find any provisions of this

Section 3 unreasonable in duration or otherwise, the Company and you agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

4.     Release and Waiver

In consideration of the payments and other arrangements set forth in this letter, you agree knowingly and voluntarily waive and release forever whatever claims you ever had, now have or hereafter may have against the Company and any subsidiary or affiliate of the Company, and any of its present and former employees, directors, officers and agents (collectively referred to as “Releasees”), based upon any offer, agreement, matter, occurrence or event existing or occurring prior to the execution of this letter, including anything relating to your employment or to the termination of such employment or to your status as a shareholder or creditor of the Company.

This release and waiver includes but is not limited to any rights or claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful or abusive discharge, for breach of any contract, for misrepresentation, for breach of any securities laws, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) (except that you do not waive ADEA rights or claims that may arise after the date of this letter).

You agree that you will not knowingly orally or in writing criticize, disparage or undermine the reputation of the Releasees known to you. The Company agrees that it will not knowingly orally or in writing criticize, disparage or undermine your reputation.

Your signature below will also constitute confirmation that you have (i) made such waivers, releases, agreements and confirmation in consideration for the payment and other arrangements set forth in this letter, (ii) been given at least 21 days within which to consider this letter and its consequences, and (iii) been advised prior to signing this letter to consult, and have consulted, with an attorney of your choice.  For a period of seven days following the execution of this letter, you may revoke this letter, and forfeit any right you have to the payment and other arrangements described under this letter.

You agree that you will execute, upon your Date of Termination, a further waiver and release covering claims from the date of this letter through your Date of Termination in the form attached hereto as Annex A.

5.     Regulatory Notice, Non-Objection or Approval

Notwithstanding the terms and conditions of this letter, the payment and other arrangements in this letter are subject to any required notice, non-objection or approval of the Company’s and the Bank’s regulators.

6.     Section 409A

This letter is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder (“Section 409A”) and shall be construed accordingly.  It is intended that payments payable to you under this letter not be subject to the additional tax or interest imposed pursuant to Section 409A.  To the extent such potential payments are or could become subject to Section 409A, we shall cooperate to amend this letter with the goal of giving you the economic benefits described herein in a manner that does not result in such tax or interest being imposed.  Notwithstanding anything in this letter to the contrary, the following provisions shall apply.

Any payment to which you are entitled under this letter is intended to be a “short-term deferral” within the meaning of Treasury Regulation Section 1.409A-1(b)(4).  Any payment to you under this letter shall be paid to you no later than March 15, 2012.

To the maximum extent permitted by Section 409A, (i) each payment to which you are entitled under this letter shall constitute a separate payment and (ii) each payment that is a short-term deferral or that is otherwise exempt from Section 409A shall be a separately identified and determinable amount for purposes of Section 409A.

No payment to be made under this letter shall be made at a time earlier than that provided for in this letter unless such payment is (i) an acceleration of payment permitted to be made under Treasury Regulation Section 1.409A-3(j)(4) or (ii) a payment that would otherwise not be subject to additional taxes and interest under Section 409A.

7.     Miscellaneous.

Nothing contained in this letter shall (i) confer upon you any right to continue in the employ of the Company or any of its subsidiaries, (ii) constitute any contract or agreement of employment, (iii) interfere in any way with the right of the Company or any of its subsidiaries to terminate your employment at any time, with or without cause, or (iv) affect in any way your rights under any other plan or agreement with the Company or any of its subsidiaries, including, without limitation, any severance agreement. Bonuses paid under this letter shall not be taken into account to increase any benefits provided, or continue coverage, under any other plan, program, policy or arrangement of the Company or its subsidiaries, except as otherwise expressly provided in such other plan, program, policy or arrangement.

This letter shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Colorado (without regard to the conflicts of laws principles thereof) and applicable federal law.  The invalidity or unenforceability of any provision of this letter shall not affect the validity or enforceability of any other provision of the Letter, which shall remain in full force and effect.

In case anyone or more of the provisions contained in this letter shall for any reason be held to be invalid, illegal, or unenforceable in any other respect, such invalidity, illegality or unenforceability shall not affect any other provision of this letter. This letter shall be construed as if such invalid, illegal or unenforceable provision had never been a part of this letter and there shall be deemed substituted therefore such other provision as will most nearly accomplish the intent of the parties to the extent permitted by applicable law.

This letter may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same agreement.

*                 *                 *

If this letter properly sets forth our understanding, please sign both copies, keep one copy for your records and return one to the Company’s Director of Human Resources.  Once you do so, you will still have an additional seven (7) days in which to revoke your acceptance.  To revoke, you must send the Company’s Director of Human Resources a written statement of revocation by registered mail, return receipt requested.  If you revoke your acceptance of this letter, the letter will be void, and you will not receive the payments and other arrangements provided under this letter.

Very truly yours,

GUARANTY BANCORP

	By:	/s/ Albert C. Yates
		Name:	Albert C. Yates
		Title:	Chair, Compensation, Nominating and Governance Committee
Accepted and agreed:

/s/ Daniel M. Quinn
Daniel M. Quinn

Pursuant to 29 C.F.R. § 1625.22(e)(6), I hereby knowingly and voluntarily waive the twenty-one (21) day pre-execution consideration period set forth in Older Workers Benefit Protection Act (29 U.S.C. § 626(f)(1)(F)(i)).

/s/ Daniel M. Quinn
Daniel M. Quinn

Annex A

WAIVER AND RELEASE OF CLAIMS THROUGH DATE OF TERMINATION

I agree that all applicable terms and conditions in my Waiver and Release of Claims set forth in Section 3 of the letter agreement, dated February 28, 2011, apply with respect to the period of my employment with the Company from the date of the letter through my Date of Termination.

Failure to timely execute and submit this waiver and release will be considered a breach of the letter agreement.

Understood and agreed:

Daniel M. Quinn	Date

Pursuant to 29 C.F.R. § 1625.22(e)(6), I hereby knowingly and voluntarily waive the twenty-one (21) day pre-execution consideration period set forth in Older Workers Benefit Protection Act (29 U.S.C. § 626(f)(1)(F)(i)).

Daniel M. Quinn	Date